UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 11-K


(Mark One)
[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
      1934

For the fiscal year ended December 31, 1998

                                       OR

[   ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
      OF 1934

For the transition period from ___________ to ___________

                        Commission File Number: 333-17007

A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                         Farm Bureau 401(k) Savings Plan

B. Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            FBL Financial Group, Inc.
                             5400 University Avenue
                           West Des Moines, Iowa 50266

                              INFORMATION PROVIDED

1. Financial statements and schedules of the Farm Bureau 401(k) Savings Plan (formerly known as the Iowa Farm Bureau Federation and Affiliated Companies 401(k) Savings Plan) prepared in accordance with financial reporting requirements of Employee Retirement Income Security Act of 1974 are incorporated herein by reference and are attached hereto as Exhibit 1.

2. A written consent of Independent Auditors is attached hereto as Exhibit 2 and is incorporated herein by this reference.



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



                                   SIGNATURES

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:    June 23, 1999

                                      By /s/  Edward M. Wiederstein
                                         ---------------------------------------
                                      Edward M. Wiederstein
                                      Trustee

                                      By /s/ Richard D. Harris
                                         ---------------------------------------
                                      Richard D. Harris
                                      Trustee

                                      FARM BUREAU 401(k) SAVINGS PLAN

                                      By:  Iowa Farm Bureau Federation
                                           (Administrator of the Plan)

                                      By /s/ Edward M. Wiederstein
                                         ---------------------------------------
                                      Edward M. Wiederstein
                                      President

                                      By /s/ Richard D. Harris
                                         ---------------------------------------
                                      Richard D. Harris
                                      Secretary and Treasurer



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